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EXHIBIT 10.28A
AMENDMENT
TO THE
TRANSITIONAL EMPLOYMENT AGREEMENT BETWEEN
FIRST OAK BROOK BANCSHARES, INC. AND
ROSEMARIE BOUMAN

Effective January 26, 1999, First Oak Brook Bancshares, Inc. (the “Company”) and Rosemarie Bouman (the “Executive” entered into a Transitional Employment Agreement (the “Agreement”). The Agreement is hereby amended, effective as of August 25, 2006, as follows:

1. New Section 19 is added to read as follows:

“19. Compliance with Code Section 409A.

(a) General. It is intended that the Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intensions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree to amend the Agreement in order to avoid the application of such taxes or interest under Code Section 409A.

(b) Payments. Notwithstanding any provision in the Agreement to the contrary, as needed to comply with Code Section 409A(a)(2)(B)(i), payments due under Section 6 shall be subject to a six-month delay such that amounts otherwise payable during the six month period following the Executive’s separation from service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following separation from service (or, if earlier, the date of death of the Executive).”

2. New Appendix B is added to read as follows:

“APPENDIX B
EFFECT OF MERGER WITH MB FINANCIAL, INC.

This Appendix B shall become effective upon the effective date (“Effective Date”) of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of May 1, 2006, by and between MB Financial, Inc. (“MBFI”), MBFI Acquisition Corp. and First Oak Brook Bancshares, Inc. Notwithstanding the provisions of this Agreement to the contrary:

(a) During the post-Merger transitional period (the period ending on the first to occur of six months after the systems conversion or the first anniversary of the Effective Date), MBFI will continue Executive’s employment on substantially the same economic terms and conditions as in effect at the time of the Merger, in such positions, with such duties and authority, as those contemplated by the post-Merger organization structure communicated by MBFI to senior officers as of the Effective Date. In addition, Executive will receive any 2006 bonus payment in full at the January 2007 payment date, together with all previously earned and accrued but unpaid annual bonuses. During the post-Merger transitional period, Executive agrees that she will not have the right to resign due to “constructive discharge” under the Agreement.

(b) Provided Executive remains employed through the end of the post-Merger transitional period (or such earlier date as mutually agreed upon by Executive and MBFI), Executive will be entitled to receive a Retention Amount in the aggregate amount of $853,185 (“Retention Amount”). The Retention Amount is subject to reduction in accordance with Section 8 of the Agreement, in the event such amount would constitute an “excess parachute payment” subject to the 20% excise tax. The Retention Amount will be paid in a lump sum during the 30-day period following the first anniversary of the Merger. In the event of Executive’s death or involuntary termination other than for Cause while employed during the post-Merger transitional period or thereafter but prior to full payment of Executive’s Retention Amount, Executive’s Retention Amount will be paid to Executive or applicable, to Executive’s surviving spouse or other designated beneficiary. In the event Executive voluntary resigns prior to the expiration of the post-Merger transitional period, Executive will not be entitled to the Retention Amount or any other severance benefit under the Agreement. Upon payment of the Retention Amount, the Agreement shall terminate, provided that the provision of Section 11 relating to indemnification shall survive such termination and, if for any reason MBFI defaults in its obligation to pay compensation, or other amounts referred to in this Appendix B and Executive is required to pursue enforcement of such obligation, MBFI shall be liable for reasonable attorneys fees and court costs. It is acknowledged and agreed by the Executive that the Retention Amount is in lieu of and in complete satisfaction of all Termination Benefits of the Executive under the Agreement.

3. The terms of the Agreement as in effect prior to this Amendment not amended herby shall be and remain in full force and effect and not affected by this Amendment.

4. This Amendment may be executed in counterparts, each of which shall be an original and shall together constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment on the dates indicated below, effective as of the date set forth above.

Executive	First Oak Brook Bancshares, Inc.	First Oak Brook Bancshares, Inc.

Rosemarie Bouman	BY: /s/ Rosemarie Bouman	BY: /s/ Richard M. Rieser, Jr.

	Title:	Title:

Assumption

Upon the Effective Date of the Merger (as defined in Appendix B above), MB Financial, Inc., as successor to First Oak Brook Bancshares, Inc. (“FOBB”), expressly and unconditionally agrees to perform FOBB’s obligation under the Agreement, as amended herby, and shall become the Employer thereunder in accordance with Section 17 of the Agreement.

MB Financial, Inc.

BY: /s/ Mitchell Feiger

Title: President and Chief Executive Officer